Exhibit (a)(1)(E)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Jamba, Inc.
a Delaware corporation
at
$13.00 Net Per Share
Pursuant to the Offer to Purchase
Dated August 15, 2018
by
Jay Merger Sub, Inc.
a wholly owned subsidiary of
Focus Brands Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THAT TIME THAT IS ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), EASTERN TIME, ON WEDNESDAY, SEPTEMBER 12, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

August 15, 2018

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated August 15, 2018 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal" and which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and which we refer to herein as, the "Offer") in connection with the offer by Jay Merger Sub, Inc. ("Purchaser"), a Delaware corporation and wholly owned subsidiary of Focus Brands Inc. ("Parent"), a Delaware corporation, to purchase any and all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Jamba, Inc., a Delaware corporation ("Jamba"), at a price of $13.00 per Share, without interest, net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        THE BOARD OF DIRECTORS OF JAMBA HAS DULY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions from you as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

          1.     The offer price for the Offer is $13.00 per Share, without interest, net to the seller in cash, less any applicable withholding taxes.

          2.     The Offer is being made for any and all of the issued and outstanding Shares.

          3.     The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 1, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among Jamba, Parent and Purchaser.

          4.     The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Jamba (the "Merger") in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), with Jamba continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent.

          5.     The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018, unless the Offer is extended by Purchaser or earlier terminated.

          6.     The Offer is not subject to any financing condition. The conditions to the Offer, including the Minimum Tender Condition (as defined in the Offer to Purchase), are described in Section 15 of the Offer to Purchase.

          7.     Tendering stockholders who are record owners of their Shares and who tender directly to Continental Stock Transfer & Trust Company will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, "blue sky" or other applicable laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the applicable laws of such jurisdiction to be designated by Purchaser.

*    *    *    *

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Jamba, Inc.
a Delaware corporation
at
$13.00 Net Per Share
Pursuant to the Offer to Purchase
Dated August 15, 2018
by
Jay Merger Sub, Inc.
a wholly owned subsidiary of
Focus Brands Inc.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 15, 2018 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal" and which, together with the Offer to Purchase and the other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer"), in connection with the offer by Jay Merger Sub, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Focus Brands Inc. ("Parent"), a Delaware corporation to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as defined in the Offer to Purchase, any and all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Jamba, Inc., a Delaware corporation, at a price of $13.00 per Share, without interest, net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned's behalf will be determined by Purchaser in its sole discretion and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                                                           SHARES*

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time (as defined in the Offer to Purchase).

Dated:

Signature(s)

(Please Print Name(s))

Address

(Include Zip Code)

Area code and Telephone No.

Tax Identification or Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.